UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 23, 2003

Date of Report (Date of earliest event reported)

AXTIVE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20995	13-3778895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1445 ROSS AVENUE, SUITE 4500, DALLAS, TEXAS	75202
(Address of principal executive offices)	(Zip Code)

(214) 397-0200

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Item 2. ACQUISITION OR DISPOSITION OF ASSETS

Acquisition of ThinkSpark Corporation

In May 2003, we acquired ThinkSpark Corporation and its subsidiaries (“ThinkSpark”), a professional services firm providing Information Technology (“IT”) Professional Services related to Oracle database software, in a merger transaction. ThinkSpark is a nationally known regional provider of Oracle-based e-commerce, knowledge management and enterprise resource planning solutions. ThinkSpark also offers a full range of Oracle database expertise, systems integration and education services. ThinkSpark is headquartered in Dallas, Texas with additional offices in Austin, Texas, San Antonio, Texas, Oklahoma City, Oklahoma, and Las Vegas, Nevada. ThinkSpark generated revenues of approximately $22.5 million in 2002 and incurred a net loss of approximately $6.2 million, including non-recurring charges of approximately $3.2 million. Such non-recurring charges resulted primarily from ThinkSpark’s closing offices, reducing headcount and ceasing operations in the United Kingdom, all during the fourth quarter of 2002.

In exchange for all the outstanding shares of ThinkSpark, we paid approximately $107,000 in cash and notes, ThinkSpark shareholders satisfied approximately $121,000 in debt due to ThinkSpark, and Axtive assumed $5.0 million of long-term debt from ThinkSpark’s secured creditor, Merrill Lynch Business Financial Services, Inc. The cash consideration was funded from Axtive’s sale of shares of Series A Convertible Preferred Stock, which was also completed in May 2003. The debt assumed is secured by $1.0 million of accounts receivable of ThinkSpark and is guaranteed by the remaining subsidiaries of Axtive. The merger consideration was determined through arm’s-length negotiations between Axtive and ThinkSpark regarding the fair value of ThinkSpark, taking into account the debt directly assumed by Axtive and the amount of outstanding debt of ThinkSpark at the time of the acquisition.

We also issued Merrill Lynch warrants to acquire 5,000,000 shares of Axtive’s common stock in exchange for Merrill Lynch’s assignment to Axtive of an additional $1.9 million of debt due from ThinkSpark. The warrants have an exercise price of $0.01 per share and can be exercised anytime prior to the 10th anniversary of their issuance in May 2013. As a result of the warrants, Merrill Lynch could acquire a significant equity interest in Axtive.

The acquisition will be accounted for using the purchase method of accounting. As such, the assets and liabilities of ThinkSpark will be recorded at their estimated fair value and the results of operations will be included in our consolidated results of operations from the date of acquisition.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

Historical Financial Statements of Business Acquired (Audited)

Financial Statements of ThinkSpark Corporation as of and for the year ended December 31, 2002 (beginning on page F-1 hereof).

Pro forma Financial Information (Unaudited)

Unaudited Combined Pro Forma Condensed Balance Sheets of Axtive Corporation and ThinkSpark Corporation as of March 31, 2003, and the related Unaudited Combined Pro Forma Condensed Statements of Operations for the year ended December 31, 2002, and the three months ended March 31, 2003 (beginning on page F-15 hereof).

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXTIVE CORPORATION

Date: August 11, 2003	By:	/S/ Molly W. MacTaggart
Molly W. MacTaggart Chief Financial Officer

3

Report of Independent Certified Public Accountants

Board of Directors and Stockholders

ThinkSpark Corporation

We have audited the accompanying consolidated balance sheets of ThinkSpark Corporation and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ThinkSpark Corporation and subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 2002, the Company’s current liabilities of $15,240,043 exceed its current assets of $2,459,195. Additionally, the Company incurred a net loss of $6,174,569 for the year ended December 31, 2002. These matters, among others described in Note 2, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan with regard to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KBA GROUP LLP

Dallas, Texas

February 24, 2003, except for the second paragraph of Note 14 as to which the date is May 23, 2003

THINKSPARK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

Assets

	December 31,
	2002	2001
Current assets:
Cash and cash equivalents	$90,499	$413,191
Accounts receivable, net of allowance for doubtful accounts of $93,037 and $377,930	2,266,321	6,143,222
Prepaid expenses	102,375	130,942

Total current assets	2,459,195	6,687,355

Property and equipment, net	563,003	1,388,660

Other assets	24,668	97,192

Total assets	$3,046,866	$8,173,207

Liabilities and Stockholders’ Deficit

Current liabilities:
Line of credit	$6,891,861	$8,005,939
Notes payable—current portion	3,857,975	278,346
Note payable—stockholder	550,000	—
Accounts payable	1,281,678	5,351,437
Accrued expenses	541,317	932,016
Capital lease obligations—current portion	13,202	120,124
Judgment payable	973,487	—
Settlement payable	145,000	—
Operating lease liabilities	948,150	—
Unearned revenue	37,373	40,723

Total current liabilities	15,240,043	14,728,585

Long-term debt:
Notes payable, less current portion	—	111,836
Capital lease obligations, less current portion	1,204	13,630

Total long-term debt	1,204	125,466

Commitments and contingencies (Notes 2, 7, 10 and 13)

Stockholders’ deficit:
Common stock, $.001 par value, 100,000 shares authorized, 70,370 shares issued	70	70
Additional paid in capital	1,450,630	1,450,630
Accumulated deficit	(9,978,230)	(3,803,661)
Accumulated other comprehensive income (loss)	12,161	(76,347)
Less treasury stock, 11,712 shares, at cost	(3,679,012)	(3,679,012)
Due from stockholders	—	(572,524)

Total stockholders’ deficit	(12,194,381)	(6,680,844)

Total liabilities and stockholders’ deficit	$3,046,866	$8,173,207

The accompanying notes are an integral part of these consolidated financial statements.

THINKSPARK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2002	2001

Revenues	$22,541,360	$51,915,154

Cost of revenues	16,083,839	38,102,944

Gross profit	6,457,521	13,812,210

Selling, general, and administrative expenses	11,733,384	20,250,561

Operating loss	(5,275,863)	(6,438,351)

Other income (expense)
Interest expense	(1,011,654)	(593,535)
Write off of advance to stockholders	(220,704)	—
Other income	333,652	369,650

Total other income (expense)	(898,706)	(223,885)

Net loss	$(6,174,569)	$(6,662,236)

The accompanying notes are an integral part of these consolidated financial statements.

THINKSPARK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Due from Stockholders	Total
	Shares	Amount				Shares	Amount

Balance at December 31, 2000	68,870	$69	$1,228,476	$3,412,332	$(61,184)	11,384	$(3,553,552)	$(728,808)	$297,333

Net loss	—	—	—	(6,662,236)	—	—	—	—	(6,662,236)

Foreign currency translation adjustment	—	—	—	—	(15,163)	—	—	—	(15,163)

Total comprehensive loss									(6,677,399)

Stock options exercised	1,500	1	149,999	—	—	—	—	—	150,000

Stock option compensation expense	—	—	72,155	—	—	—	—	—	72,155

Collection of due from stockholders	—	—	—	—	—	—	—	156,284	156,284

Distributions to stockholders	—	—	—	(553,757)	—	—	—		(553,757)

Purchase of treasury stock	—	—	—	—	—	328	(125,460)	—	(125,460)

Balance at December 31, 2001	70,370	70	1,450,630	(3,803,661)	(76,347)	11,712	(3,679,012)	(572,524)	(6,680,844)

Net loss	—	—	—	(6,174,569)	—	—	—	—	(6,174,569)

Foreign currency translation adjustment	—	—	—	—	88,508	—	—	—	88,508

Total comprehensive loss									(6,086,061)

Collection/write off of due from stockholders	—	—	—	—	—	—	—	572,524	572,524

Balance at December 31, 2002	70,370	$70	$1,450,630	$(9,978,230)	$12,161	11,712	$(3,679,012)	$—	$(12,194,381)

The accompanying notes are an integral part of these consolidated financial statements.

THINKSPARK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2001
Operating Activities
Net loss	$(6,174,569)	$(6,662,236)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	561,020	973,111
Loss on disposal of property and equipment	286,180	—
Write off of advances to stockholders	220,704	—
Stock option compensation	—	72,155
Changes in operating assets and liabilities:
Accounts receivable	3,876,901	9,873,360
Prepaid expenses	28,567	243,532
Other assets	72,524	106,518
Accounts payable	(309,705)	(1,384,093)
Accrued expenses	(390,699)	(3,518,303)
Judgment payable	973,487	—
Settlement payable	145,000	—
Operating lease liabilities	948,150	—
Unearned revenue	(3,350)	(91,158)

Net cash provided by (used in) operating activities	234,210	(387,114)

Investing Activities
Purchases of property and equipment	(21,543)	(411,827)
Collection of due from stockholders	351,820	156,284

Net cash provided by (used in) investing activities	330,277	(255,543)

Financing Activities
Net proceeds from (payments on) line of credit	(1,114,078)	1,941,352
Payments on notes payable and capital lease obligations	(411,609)	(497,872)
Proceeds from note payable to stockholder	550,000	—
Distributions to stockholders	—	(553,757)
Proceeds from stock options exercised	—	150,000
Payments to repurchase treasury stock	—	(125,460)

Net cash provided by (used in) financing activities	(975,687)	914,263

Effect of exchange rate changes on cash and cash equivalents	88,508	(15,163)

Net increase (decrease) in cash and cash equivalents	(322,692)	256,443
Cash and cash equivalents at beginning of year	413,191	156,748

Cash and cash equivalents at end of year	$90,499	$413,191

Supplemental Disclosures
Income taxes paid	$—	$—

Interest paid	$957,112	$593,535

Noncash Investing and Financing Activities
Conversion of accounts payable to notes payable	$3,760,054	$—

Purchase of equipment with capital lease	$—	$108,163

The accompanying notes are an integral part of these consolidated financial statements.

THINKSPARK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 1—GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Information

ThinkSpark Corporation (the Company), was re-incorporated in the state of Delaware effective July 1, 2001. The Company was originally incorporated in the State of Texas in April 1998. The Company is primarily a services firm that provides IT professional services related to Oracle database software. The Company’s corporate headquarters are located in Dallas, Texas. The Company also has offices in five other cities in the United States. As further described in Note 3, the Company’s wholly owned foreign subsidiary is currently in liquidation. Effective May 23, 2003, as further discussed in Note 14, the Company was acquired by Axtive Corporation.

Consolidation Policy

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned foreign subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Property and Equipment

Property and equipment other than leasehold improvements are recorded at cost and depreciated using accelerated methods over the estimated useful lives of the respective assets, which range from three to seven years. Leasehold improvements are recorded at cost and amortized over the remaining life of the lease. Equipment under capital leases is amortized over the lease terms or the life of the asset, if shorter. Maintenance and repairs are expensed as incurred.

Income Taxes

The Company, with the consent of its stockholders, has elected under Section 1362(a) of the Internal Revenue Code to be treated as an S corporation. Accordingly, the Company is generally not subject to federal income taxes at the corporate level. All income, deductions, credits, etc., are taxable to the stockholders. Additionally, effective July 1, 2001 the Company re-organized and is no longer subject to franchise taxes in the State of Texas.

Unearned Revenue

The Company records cash received in advance of performing its services as unearned revenue.

Revenues and Cost of Revenues

The Company earns revenues from providing consulting services, providing education, and selling products.

In Emerging Issues Task Force Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (EITF 99-19), the Task Force established certain criteria for net versus gross recording of sales transactions. EITF 99-19 requires, among other things, that revenues derived from products or services in which companies typically act as an intermediary be reported on a net basis. ThinkSpark has reported applicable revenues in accordance with EITF 99-19 in the accompanying financial statements.

THINKSPARK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 1—GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenues and Cost of Revenues (Continued)

Revenues for services include providing consulting services to clients on Oracle software and database monitoring. Consulting services are predominantly invoiced on a time and materials basis in the period in which the services are provided. Revenues from consulting services and database monitoring services are recognized when the Company has received a signed agreement, the Company has delivered the services, and collection is considered probable by management. Cost of revenues for consulting services and database management includes salaries, benefits, and other direct expenses related to providing consulting services.

Education revenues include amounts billed for providing training seminars at Company-owned and third-party facilities. Revenues from Company-organized courses are reported on a gross basis. Revenues from training courses conducted for Oracle Corporation are recorded on a net basis, as the Company receives a percentage of the amounts billed to participants. Cost of revenues for education revenues includes salaries, benefits, and other direct expenses related to providing education services.

Revenues for products include sales of Oracle software, Oracle Education Credits, and hardware. These revenues are predominantly recorded at the net amount received by the Company, primarily because the Company typically acts only as an intermediary. Cost of revenues for products includes direct costs of providing products.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123”. Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, between the fair value of the Company’s stock over the exercise price.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and SFAS No. 148 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date on which it is probable that performance will occur.

If the Company had recognized compensation expense, in accordance with SFAS No. 123 and 148, based upon the fair value at the grant date for options granted to employees, officers and directors during the years ended December 31, 2002 and 2001, the pro forma effect on net loss would not have been significant.

THINKSPARK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 1—GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

The financial statements of the foreign subsidiary, for which the functional currency is the local foreign currency, are translated into U.S. dollars at exchange rates in effect at the end of the year, except that revenues and expenses are translated at average rates in effect during the period presented. Net exchange gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany transactions of a long-term investment nature are accumulated and credited or charged directly to a separate component of consolidated stockholders’ equity (deficit).

Comprehensive Income (loss)

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, established standards for reporting and display of comprehensive income (loss) and its components. Comprehensive income (loss) is comprised of two components: net income (loss) and other comprehensive income (loss). Comprehensive income (loss) includes all changes in equity during a period except those resulting from transactions with owners of the Company. The foreign currency translation adjustment is the only component reported in other comprehensive income (loss) in the consolidated statement of stockholders’ equity (deficit) for the Company.

Use of Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported revenues and expenses. Actual results could vary from the estimates that were used.

NOTE 2—GOING CONCERN

The consolidated financial statements have been prepared under the assumption that the Company will continue as a going concern. The Company sustained net losses of $6,174,569 and $6,662,236 during the years ended December 31, 2002 and 2001, respectively. Additionally, current liabilities at December 31, 2002 of $15,240,043 exceed current assets of $2,459,195. The Company’s continued existence depends upon the ability and willingness of the Company’s new Parent (see Note 14) to provide funding to the Company, management’s ability to settle certain obligations as they come due and ultimately the Company’s ability to increase market penetration to increase revenues. Currently, the Company’s new Parent does not have any obligation to support the Company nor is it legally bound to provide financial support to the Company. There can be no degree of assurance given that the Company will be successful in any of these measures. The consolidated financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or classification of liabilities which may result from the inability of the Company to continue as a going concern.

THINKSPARK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 3—FOREIGN SUBSIDIARY

The Company’s wholly owned foreign subsidiary, ThinkSpark Limited (Limited) is currently in liquidation. Limited has net liabilities in excess of assets totaling approximately $104,000 at December 31, 2002, revenues of $1,315,000 and $3,798,000, and net losses of $615,000 and $308,000 for the years ended December 31, 2002 and 2001, respectively. No adjustments have been made to these consolidated financial statements to reflect the possible effects of this liquidation, which could include the reduction or settlement of certain liabilities.

NOTE 4—PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2002 and 2001:

Computers and software	$1,817,194	$2,297,461
Office furniture and equipment	905,115	1,625,882
Leasehold improvements	211,201	300,900

	2,933,510	4,224,243
Less accumulated depreciation and amortization	(2,370,507)	(2,835,583)

	$563,003	$1,388,660

NOTE 5—LINE OF CREDIT

At December 31, 2002, the line of credit represents advances on a $7,000,000 ($8,000,000 at December 31, 2001) line of credit from a financial institution. Interest is payable monthly at LIBOR plus 8% (9.38% as of December 31, 2002) and the principal was originally due on demand and originally matured on September 30, 2001. The line is collateralized by all assets of the Company and is guaranteed by the Company’s principal stockholder and an additional stockholder. At December 31, 2002, the Company had no additional borrowings available under the line.

The Company is in violation of certain covenants relating to this line of credit. Effective September 1, 2002, the Company and the financial institution entered into a forbearance agreement, as amended, which provided that the line of credit would not become due and payable until August 31, 2003.

THINKSPARK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 6—NOTES PAYABLE

Notes payable at December 31, 2002 and 2001, consist of the following:

	2002	2001
Uncollateralized note payable to vendor, interest only through September 15, 2002 at 9%, monthly principal payments ranging from approximately $217,000 to approximately $412,000 beginning October 15, 2002 through September 15, 2003, note was in default at December 31, 2002 due to missed principal and interest payments	$3,364,652	$—

Uncollateralized note payable to vendor, weekly payments of $1,000 including interest at 10% through April 2003	353,875	—

Note payable to financial institution, payable in monthly installments of $19,922 including interest at LIBOR plus 8% (9.38% as of December 31, 2002), matures June 2003, collateralized by all assets of the Company and guaranteed by the Company’s principal stockholder and an additional stockholder	139,448	341,023

Other notes payable	—	49,159

	3,857,975	390,182
Less current maturities	(3,857,975)	(278,346)

	$—	$111,836

NOTE 7—OPERATING LEASE LIABILITIES

During 2002, the Company closed certain offices that had existing lease obligations. The Company has estimated the liability associated with terminating these leases prior to their respective maturity dates. At December 31, 2002, the estimated liability related to these obligations that has been recorded by the Company totaled $948,150. This estimate is based on signed releases, if applicable, or management’s expected liability based on ongoing negotiations. The Company is involved in litigation related to unpaid rent on several of these facilities, however management believes that the Company will be able to settle these claims and that the ultimate liability will approximate $948,000.

NOTE 8—RELATED PARTY TRANSACTIONS

At December 31, 2001, the Company had recorded advances due from certain stockholders totaling $572,524. These advances did not have specific repayment terms. During 2002, $351,820 of these advances was collected by the Company and the remaining $220,704 was written off. At December 31, 2001, these advances have been presented as a separate component of stockholders’ deficit.

At December 31, 2002, the Company had a note payable of $550,000 due to the principal stockholder of the Company. This note is unsecured, bears interest at 10% and matures September 12, 2003.

THINKSPARK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 9—CONCENTRATIONS OF CREDIT RISK

The majority of the Company’s business activities relate to technology developed and provided by Oracle. The Company’s revenues result from consulting and education related to Oracle software and resale of Oracle software to the Company’s clients. Most of the education fees are paid directly to Oracle, which then remits a net amount to the Company. As of December 31, 2002 and 2001, the Company’s accounts receivable from Oracle amounted to approximately $110,000 and $228,000, respectively, and accounts payable to Oracle totaled approximately $215,000 and $508,000, respectively.

In the event Oracle is not able to maintain its financial stability and presence in the marketplace, management believes there would be a demand for continued Oracle consulting services to maintain existing systems and port systems to a new database product.

In the normal course of business, the Company extends unsecured credit to its customers. The Company has no collateral or security requirements to support accounts receivable balances. Management evaluates accounts receivable balances on an ongoing basis and provides allowances as necessary for amounts estimated to be uncollectible. In the event of complete nonperformance of accounts receivable, the maximum exposure to the Company is the recorded amount on the financial statements at the date of nonperformance.

Cash deposits are at risk to the extent that they exceed Federal Deposit Insurance Corporation insured amounts. To minimize this risk, the Company places its cash and cash equivalents with high credit quality financial institutions.

NOTE 10—COMMITMENTS

The Company has entered into various noncancelable operating leases relating to equipment and office space. Rent expense incurred under operating leases totaled approximately $2,060,000 and $2,425,000 for the years ended December 31, 2002 and 2001, respectively. Future minimum payments on leases having remaining terms in excess of one year as of December 31, 2002, are as follows (this table excludes commitments related to the leases discussed in Note 7):

2003	$841,049
2004	644,202
2005	458,980
2006	337,820
2007	132,000

Total future minimum rentals	$2,414,051

THINKSPARK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 11—STOCK OPTIONS

The following is a summary of option activity during 2002 and 2001:

	Options	Weighted Average Exercise Price
Outstanding at December 31, 2000	8,300	$139.99
Granted	2,000	244.31
Exercised	(1,500)	100.00
Expired	(2,500)	100.00

Outstanding at December 31, 2001	6,300	198.50
Granted	7,365	15.00
Exercised	—	—
Expired	(6,600)	190.16

Outstanding at December 31, 2002	7,065	$15.00

The following summarizes information about compensatory options outstanding at December 31, 2002:

Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Remaining Contractual Life	Number Exercisable	Weighted Avg. Exercisable Price

$15.00	7,065	5.3 years	7,065	$15.00

Management estimates the fair value of options using the minimum value method based on a Black-Scholes option-pricing model assuming a dividend yield of 0%, expected volatility of 0%, and an estimated risk-free interest rate of 3.1% for 2002 options and 4.3% for 2001 options.

The Company applies APB 25 in accounting for its compensatory options. All options granted during 2002 and 2001 have been issued with exercise prices at or above fair value. However, certain options granted during 1998 and vesting during 2001 were issued with exercise prices below fair value. Accordingly, compensation cost related to these options totaling $72,155 was recorded during 2001.

NOTE 12—EMPLOYEE BENEFITS

The Company maintains a 401(k) Plan (the Plan) which covers substantially all of the Company’s employees. Employees can contribute to the Plan up to federal statutory limits. The Company makes additional contributions to the Plan on a discretionary basis. There were no discretionary contributions made by the Company to the Plan during 2002 or 2001.

NOTE 13—LITIGATION

An arbitration award dated August 27, 2002 was awarded as final judgment in a claim by a former customer against the Company. This judgment resulted from a contract that was found to be materially breached by the Company and that the breaches arose as a result of negligent technical errors and omissions in the course of providing computer related services to the customer. The judgment was for damages, attorney’s fees and costs of arbitration which totaled $939,510. The judgment also requires post judgment interest on these amounts at 10% per year. At December 31, 2002, the Company has recorded a total liability for this judgment of $973,487, which includes accrued interest of $33,977.

During October 2002, a current shareholder and former employee of the Company filed suit alleging breach of contract, negligent misrepresentation, fraudulent inducement and conspiracy relating to a severance agreement between the individual and the Company. As part of the severance agreement, the Company had agreed to purchase shares of the Company’s stock from the individual at a certain price. The Company was financially unable to purchase the shares at the stated price pursuant to the terms of the severance agreement. Pursuant to a Mutual Release Agreement dated April 30, 2003 and the subsequent acquisition of the Company by Axtive Corporation, this suit has been abated by the parties, resulting in its temporary suspension. The Company tendered to the individual a promissory note of $169,000, which principal amount is comprised of $24,000 as consideration for the individual’s shares and $145,000 in full settlement and satisfaction of the claims against the Company. The promissory note has an 18-month term, at which point the individual will file the appropriate documents with the court to dismiss the claims with prejudice. At December 31, 2002, the Company has recorded a liability in the amount of $145,000 as a settlement payable. The remaining $24,000 will be recorded as treasury stock when the shareholder returns the 1,600 shares of Company stock during 2003.

At December 31, 2002, the Company is involved in litigation on various matters which are routine to the conduct of its business. The Company is unable to express an opinion with respect to the likelihood of an unfavorable outcome in these maters or to estimate the amount or range of potential loss should the outcome be unfavorable. The Company currently believes that none of these actions, individually or in the aggregate, will have a material adverse effect on its financial position or results of operations, though any adverse decision in these actions or the costs of defending or settling such actions could have a material adverse effect on the Company’s financial condition and operations.

NOTE 14—SUBSEQUENT EVENTS

Effective January 1, 2003, the Company issued 9,000 stock options with an exercise price of $.01 to the Company’s new President and CEO.

Effective May 23, 2003, Axtive Corporation acquired all of the outstanding shares of the Company in exchange for approximately $61,000 and the assumption of all liabilities of the Company.

UNAUDITED COMBINED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited combined pro forma condensed financial information set forth below gives effect to the acquisition of ThinkSpark Corporation by Axtive Corporation as if it had been completed on January 1, 2002, for purposes of the statements of operations, and as if it had been completed on March 31, 2003, for balance sheet purposes. The unaudited combined pro forma condensed financial statements are derived from the historical financial statements of Axtive and ThinkSpark.

Axtive will account for the acquisition under the purchase method of accounting. Accordingly, Axtive will establish a new basis for ThinkSpark’s assets and liabilities based upon the fair values thereof and the Axtive purchase price, including costs of the acquisition. The purchase accounting adjustments made in connection with the development of the unaudited combined pro forma condensed financial statements are preliminary and have been made solely for the purposes of developing such pro forma financial information and are based upon the assumptions described in the notes hereto. The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies nor any adjustments to expenses for any future operating changes. Axtive may incur integration-related expenses not reflected in the pro forma financial statements such as the elimination of duplicate facilities, operational realignment and workforce reductions. The following unaudited combined pro forma condensed financial information is not necessarily indicative of the financial position or operating results that would have occurred had the acquisition been completed on the dates discussed above.

Axtive is unaware of events, other than those disclosed in the accompanying notes that would require a material change to the preliminary purchase price allocation. However a final determination of the required purchase accounting adjustments will be made within periods prescribed in accordance with Generally Accepted Accounting Principles. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma financial information and the date on which the acquisition took place.

AXTIVE CORPORATION

UNAUDITED COMBINED PRO FORMA CONDENSED BALANCE SHEETS

MARCH 31, 2003

(UNAUDITED)

Note 1

	Historical
	Axtive Corporation	ThinkSpark Corporation	Pro Forma Adjustments	Note	Total
ASSETS
Current assets:
Cash and cash equivalents	$37,962	$104,825	$1,979,052	2,3	$2,121,839
Marketable securities	14,927	—	—		14,927
Accounts receivable, net	455,087	1,895,442	—		2,350,529
Other current assets	84,000	127,605	—		211,605

Total current assets	591,976	2,127,872	1,979,052		4,698,899

Fixed assets, net	256,830	490,076	—		746,906
Goodwill	2,247,714	—	5,904,627	2,5	8,152,341
Intangible assets, net	340,252	—	656,070	5	996,322
Other assets	2,853	32,020	—		34,873

Total assets	$3,439,625	$2,649,968	$8,539,749		$14,629,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payables	$440,529	$1,356,064	$(409,934)	3	$1,386,659
Accrued expenses	278,953	553,957	(123,568)	2,3	709,342
Short-term note payable	995,619	4,210,963	(3,553,212)	3	1,653,370
Line of credit	—	6,942,990	(6,942,990)	3	—
Lease terminations	—	906,150	(714,000)	3	192,150
Current portion—LTD	—	—	720,732	3	720,732
Other current liabilities	655,745	31,331	—		687,076

Total current liabilities	2,370,846	14,001,455	(11,022,972)		5,349,329

Long-term notes payable	—	—	4,948,268	3	4,948,268
Other long-term liabilities	58,115	973,487	(973,487)	3	58,115

Total liabilities	2,428,961	14,974,942	(7,048,191)		10,355,712

Stockholders’ equity/(deficit):
Series A preferred stock, net of discount	4,021,506	—	292,968	2,8	4,314,474
Common stock	190,396	70	12,121	3,4	202,587
Additional paid-in capital	41,828,350	1,599,933	1,370,065	2,3,4,8	44,798,348
Accumulated deficit	(45,006,784)	(10,245,965)	10,245,965	3,4	(45,006,784)
Accumulated other comprehensive income (loss)	(22,804)	—	—		(22,804)
Treasury stock	—	(3,679,012)	3,679,012	3,4	—
Treasury stock to be reacquired	—	—	(12,191)	3,4	(12,191)

Total stockholders’ equity/(deficit)	1,010,664	(12,324,974)	15,587,940		4,273,630

Total liabilities and stockholders’ equity	$3,439,625	$2,649,968	$8,539,749		$14,629,342

See accompanying notes to unaudited combined pro forma condensed financial statements.

AXTIVE CORPORATION

UNAUDITED COMBINED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002

(UNAUDITED)

Note 1

	Historical
	Axtive Corporation	ThinkSpark Corporation	Pro Forma Adjustments	Note	Total
Consulting services	$1,959,103	$22,541,360	$—		$24,500,463
Web services	427,423	—	—		427,423

Total revenues	2,386,526	22,541,360	—		24,927,886

Cost of sales	1,360,047	16,083,839	—		17,443,886
Selling, general and administrative expenses	3,418,535	11,733,384	—		15,151,919
Bad debt expense	(978,882)	—	—		(978,882)
Amortization of intangibles	—	—	328,035	5	328,035
Impairment of assets	906,653	—	—		906,653

Operating income (loss)	(2,319,827)	(5,275,863)	(328,035)		(7,923,724)
Other income (expense), net	139,012	(898,706)	633,472	6	(126,222)

Net loss	(2,180,815)	(6,174,569)	305,437		(8,049,946)
Provision for preferred stock dividend	(261,444)	—	(190,800)	7	(452,244)
Amortization of beneficial conversion feature	(284,066)	—	(984,999)	8	(1,269,065)

Net loss attributed to common stockholders	$(2,726,325)	$(6,174,569)	$(870,362)		$(9,771,255)

Loss per share attributed to common stockholders—basic and diluted	$(0.15)				$(0.51)
Weighted average shares—basic and diluted	18,080,253		1,219,149	9	19,299,402

See accompanying notes to unaudited combined pro forma condensed financial statements.

AXTIVE CORPORATION

UNAUDITED COMBINED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2003

(UNAUDITED)

Note 1

	Historical		Pro Forma Adjustments	Note	Total
	Axtive Corporation	ThinkSpark Corporation
Consulting services	$688,487	$2,921,401	$—		$3,609,888
Web services	297,797	—	—		297,797

Total revenues	986,284	2,921,401	—		3,907,685

Cost of sales	442,409	2,093,630	—		2,536,039
Selling, general and administrative expenses	982,037	1,262,028	—		2,244,065
Bad debt expense	275	—	—		275
Amortization of intangibles	—	—	82,009	5	82,009

Operating income (loss)	(438,437)	(434,257)	(82,009)		(954,703)
Other income (expense), net	18,155	166,521	94,239	6	278,915

Net loss	(420,282)	(267,736)	12,230		(675,787)
Provision for preferred stock dividend	(88,504)	—	(47,700)	7	(136,204)
Amortization of beneficial conversion feature	(95,934)	—	—		(95,934)

Net loss attributed to common stockholders	$(604,720)	$(267,736)	$(35,470)		$(907,926)

Loss per share attributed to common stockholders—basic and diluted	$(0.03)				$(0.04)
Weighted average shares—basic and diluted	19,039,622		1,219,149	9	20,258,771

See accompanying notes to unaudited combined pro forma condensed financial statements.

NOTES TO UNAUDITED COMBINED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(1) The Company completed the acquisition of ThinkSpark on May 23, 2003 (see section “Item 2. Acquisition or Disposition of Assets”). Proceeds from the sale of preferred stock in May 2003 were used to make this acquisition in addition to funding general corporate purposes of the Company. The Unaudited Combined Pro Forma Condensed Financial Statements reflect the sale of the Series A Convertible Preferred Stock (“Series A Preferred”) and the acquisition as if they had occurred at March 31, 2003, for the Unaudited Combined Pro Forma Condensed Balance Sheet and at January 1, 2002 for the Unaudited Combined Pro Forma Condensed Statements of Operations.

(2) The Company issued $2,385,000 in Series A Preferred shares and warrants. Deferred offering costs of $122,034 were paid as a result of legal and accounting fees related to the Series A Preferred financing. Additionally, the Company paid $197,984 in acquisition-related legal and accounting fees. $25,000 of accrued liabilities was converted into Series A Preferred in connection with the financing. As a result, pro forma cash proceeds from the sale were $2,237,976.

(3) Axtive paid $60,930 in cash for the acquisition. In addition, the Company recorded short-term liabilities of $645,000, current portion of long-term debt of $720,732 and long-term debt of $4,948,268 to account for the assumption of ThinkSpark’s liabilities. $550,000 due to one ThinkSpark stockholder was converted to a capital contribution as a part of the transaction. Additionally, Axtive issued warrants worth $1,000,000 to one creditor in connection with Axtive’s purchase of $1.9 million of the debt. Axtive also issued 1,219,149 shares of restricted common stock to a landlord to serve as collateral for a note issued by Axtive. These shares are reflected at par for the purpose of the Unaudited Combined Pro Forma Condensed Financial Statements, and a contra-equity account “Treasury stock to be reacquired” has been set up to reflect the return of shares Axtive upon the performance of its obligations under the note. In negotiating the settlement, Axtive settled outstanding amount due by ThinkSpark by Axtive’s assumption of a discounted amount evidenced by the note. Such amounts were reflected as an adjustment to ThinkSpark’s pre-acquisition retained earnings.

(4) Elimination of the equity accounts of ThinkSpark, net of adjustments stemming from the acquisition.

(5) On a pro forma basis, goodwill and other intangibles increased by $6,560,697 as a result of the acquisition. The increase of $656,070 in intangible assets was attributed to the value of non-compete agreements signed in conjunction with the transaction. This amount is amortized over eight equal quarters on the Unaudited Combined Pro Forma Condensed Statements of Operations.

Cash	$60,930
Warrants issued	1,000,000
Transaction costs (see Note 2 above)	197,984
Liabilities assumed, net of adjustments stemming from acquisitions	7,951,751

Total purchase price	9,210,665
Less fair value of net assets acquired	2,649,968

Ending goodwill and other intangibles	$6,560,697

Pro forma adjustment to intangible assets	$656,070

Pro forma adjustment to goodwill	$5,904,627

(6) In conjunction with the renegotiation of outstanding leases and other liabilities, interest payments of $966,184 and $186,938 during the year ending December 31, 2002 and the quarter ending March 31, 2003, respectively, were removed and replaced with the notes issued and accompanying interest expense of $332,712 and $92,699, respectively.

(7) Additional preferred dividends have been included based upon the assumption that the May 2003 Series A Preferred financing occurred at the beginning of the periods. The pro forma 8% preferred dividend was $190,800 for 2002 and $47,700 for the first three months of 2003. These dividends have been included in the calculation of loss per share attributed to common stockholders.

(8) The issuance of warrants related to the Series A financing resulted in a beneficial conversion feature valued at $984,999 on the pro forma March 31, 2003 balance sheet. For the year ended December 31, 2002 pro forma income statement, the $984,999 was included as an adjustment to net loss attributed to common stockholders, of which $507,999 relates to previous Series A investments.

(9) Axtive issued 1,219,149 restricted shares of our common stock to the former U.K. landlord as security for the promissory note. Pursuant to the settlement agreement and the promissory note, the shares will be returned to Axtive at various stages based upon payments made on the promissory note. Assuming the promissory note is paid in full pursuant to its terms, all of the shares will be returned. All returned shares will be held by Axtive as treasury shares. If there is a default on the promissory note, the landlord has the right to keep all or part of the shares to satisfy any remaining obligation.